                                                                      EXHIBIT 12

                            TYCO INTERNATIONAL LTD.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                                 (IN THOUSANDS)

                                                          SIX         FISCAL YEAR
                                                        MONTHS           ENDED              YEAR ENDED DECEMBER 31,
                                                         ENDED         SEPT. 30,   ------------------------------------------
                                                    MARCH 31, 1998      1997(5)      1996       1995       1994       1993
                                                   -----------------  -----------  ---------  ---------  ---------  ---------
Earnings:
Income (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes.............................      $ 517,010       $(776,760)  $(296,700) $ 267,500  $ 301,472  $ 244,294
Income Taxes.....................................        248,930         187,017     235,500    208,600    193,265    130,322
                                                        --------      -----------  ---------  ---------  ---------  ---------
                                                         765,940        (589,743)    (61,200)   476,100    494,737    374,616
                                                        --------      -----------  ---------  ---------  ---------  ---------

Fixed Charges:
Interest expense(2)..............................         95,402         137,453     193,300    187,500    167,746    168,382
Rentals(3).......................................         34,795          51,167      59,600     50,600     44,899     44,941
                                                        --------      -----------  ---------  ---------  ---------  ---------
                                                         130,197         188,620     252,900    238,100    212,645    213,323
                                                        --------      -----------  ---------  ---------  ---------  ---------

Earnings (loss) before
  income taxes and fixed
  charges........................................      $ 896,137       $(401,123)  $ 191,700  $ 714,200  $ 707,382  $ 587,939
                                                        --------      -----------  ---------  ---------  ---------  ---------
                                                        --------      -----------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed
  charges(4).....................................           6.88              (4)         (4)      3.00       3.33       2.76
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(1) On July 2, 1997, a wholly-owned subsidiary of ADT Limited ("ADT"; renamed
    Tyco International Ltd. ("Tyco")) merged with Tyco International Ltd., a
    Massachusetts corporation ("Former Tyco"). On August 27, 1997, Tyco consummated a merger with INBRAND Corporation ("INBRAND"), and on August 29,
    1997, Tyco consummated a merger with Keystone International, Inc.
    ("Keystone"). Each of the three merger transactions qualifies for pooling of interests basis of accounting. As such, the ratio of earnings to fixed charges for the nine months ended September 30, 1997 and the years ended
    December 31, 1996, 1995, 1994 and 1993 include the effect of the mergers, except that the consolidated financial statements for periods prior to
    January 1, 1997 do not include INBRAND due to immateriality.

   Prior to the respective mergers, ADT and Keystone had calendar year ends and Former Tyco had a June 30 fiscal year end. The historical results have been combined using a calendar year end for ADT, Keystone and Former Tyco for the year ended December 31, 1996. For 1995, 1994 and 1993 the results of operations and financial position reflect the combination of ADT and Keystone with a calendar year end and Former Tyco with a June 30 fiscal year end.

(2) Interest expense consists of interest on indebtedness and amortization of debt expense.

(3) One-third of net rental expense is deemed representative of the interest factor.

(4) Earnings were insufficient to cover fixed charges by $589.7 million and $61.2 million in 1997 and 1996, respectively.

   Earnings for the nine months ended September 30, 1997 and the year ended
    December 31, 1996 included merger, restructuring and other nonrecurring charges of $917.8 million and $246.1 million, respectively. Earnings also include a charge for the impairment of long-lived assets of $148.4 million and $744.7 million, respectively in the 1997 and 1996 periods. The 1997 period also includes a write off of purchased in-process research and development of $361.0 million.

   On a pro forma basis the ratio of earnings to fixed charges excluding merger, restructuring and other nonrecurring charges, charge for the impairment of long-lived assets and write off of purchased in-process research and development would have been 5.44x and 4.68x for the nine months ended
    September 30, 1997 and year ended December 31, 1996, respectively.

(5) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. The fiscal year ended September 30, 1997 represents the nine month period ended September 30, 1997.